                               SCHEDULE 14A INFORMATION

                       Proxy Statement Pursuant to Section 14(a) of
                           the Securities Exchange Act of 1934

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /

     Check the appropriate box:
     / /  Preliminary Proxy Statement
     / / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
     /X/  Definitive Proxy Statement
     / /  Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                      SBE, INC.
--------------------------------------------------------------------------------
                   (Name of Registrant as Specified In Its Charter)

                                    Not applicable
--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement If Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

       ------------------------------------------------------------------------
   (2) Aggregate number of securities to which transaction applies:

       ------------------------------------------------------------------------
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       ------------------------------------------------------------------------
   (4) Proposed maximum aggregate value of transaction:

       ------------------------------------------------------------------------
   (5) Total fee paid:

       ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

[SBE LOGO]

                                   SBE, INC.
                            4550 NORRIS CANYON ROAD
                          SAN RAMON, CALIFORNIA 94583
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 16, 1997

TO THE SHAREHOLDERS OF SBE, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of SBE, Inc., a California corporation (the "Company"), will be held on Wednesday, April 16, 1997, at 5:00 p.m. local time, at the Company's principal offices at 4550 Norris Canyon Road, San Ramon, California, for the following purposes:

    1. To elect five directors to serve for the ensuing year and until their successors are elected.

    2. To ratify the selection of Coopers & Lybrand LLP as the Company's independent auditors for the fiscal year ending October 31, 1997.

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on February 28, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          [signature]

                                          Timothy J. Repp
                                          CHIEF FINANCIAL OFFICER, VICE
                                          PRESIDENT, FINANCE AND SECRETARY

San Ramon, California
March 4, 1997

    ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT ATTENDANCE AT THE MEETING WILL NOT BY ITSELF REVOKE A PROXY. FURTHERMORE, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                   SBE, INC.
                            4550 NORRIS CANYON ROAD
                          SAN RAMON, CALIFORNIA 94583
                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 16, 1997
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of SBE, Inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, April 16, 1997, at 5:00 p.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 4550 Norris Canyon Road, San Ramon, California. The Company intends to mail this proxy statement and accompanying proxy card on or about March 7, 1997, to all shareholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on February 28, 1997 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 2,482,420 shares of Common Stock.

    Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. With respect to the election of directors, shareholders may exercise cumulative voting rights. Under cumulative voting, each holder of Common Stock will be entitled to five votes for each share held. Each shareholder may give one candidate all the votes such shareholder is entitled to cast or may distribute such votes among as many such candidates as such shareholder chooses. However, no shareholder will be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and at least one shareholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes. Unless the proxyholders are otherwise instructed, shareholders, by means of the accompanying proxy, will grant the proxyholders discretionary authority to cumulate votes.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter is approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 4550 Norris Canyon Road, San Ramon, California 94583, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. Furthermore, if the shares are held of record by a broker, bank or other nominee and the shareholder wishes to vote at the meeting, the shareholder must obtain from the record holder a proxy issued in the shareholder's name.

SHAREHOLDER PROPOSALS

    Proposals of shareholders that are intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Company not later than November 7, 1997, in order to be included in the proxy statement and proxy relating to that annual meeting.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    There are five nominees for the five Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Mr. Raimon L. Conlisk, Mr. George E. Grega and Mr. William B. Heye, Jr. are currently directors of the Company and were previously elected by the shareholders. Mr. Ronald J. Ritchie and Dr. Randall L-W. Caudill were appointed to the Board in February 1997 to fill the vacancies left upon the retirement of Mr. William R. Gage and Mr. Harold T. Hahn in late 1996.

    Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below, subject to the discretionary power to cumulate votes. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

    The five candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of the Company.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

    The names of the nominees and certain information about them are set forth below:

NAME                                                                               AGE       DIRECTOR SINCE
-----------------------------------------------------------------------------      ---      -----------------
Mr. Raimon L. Conlisk........................................................          74            1991
Mr. George E. Grega..........................................................          67            1991
Mr. William B. Heye, Jr......................................................          58            1991
Mr. Ronald J. Ritchie........................................................          56            1997
Dr. Randall L-W. Caudill.....................................................          49            1997

    From 1977 to date, Mr. Conlisk has been President of Conlisk Associates, a management consulting firm serving high-technology companies in the United States and foreign countries. Since April 1994, Mr. Conlisk has served as Chairman of the Board of Directors of Exar Corporation ("Exar"), a manufacturer of application-specific integrated circuits. Mr. Conlisk also has served as a director of Exar since 1985. Mr. Conlisk was President, from 1984 to 1989, and Chairman of the Board of Directors, from 1989 until retirement in June 1990, of Quantic Industries, Inc. ("Quantic"), a manufacturer of electronic systems and devices for aerospace, defense, and factory automation applications, and he served as a director of Quantic from 1970 until retirement. From 1970 to 1973 and from 1987 to 1990, Mr. Conlisk served as a director of the American Electronics Association.

    From January 1985 to date, Mr. Grega has been President of George E. Grega Associates, an international business and management consulting firm. From 1985 to date, Mr. Grega has served as a director of Exar. Mr. Grega was an employee of General Electric Company, a diversified international manufacturer of defense, electrical and other products, from 1950 through 1984, including service from 1970 to 1973 as President and Chief Executive Officer of General Electric Japan, Ltd.

    Mr. Heye has been President and Chief Executive Officer of the Company since November 1991. From 1989 to November 1991, he served as Executive Vice President of Ampex Corporation, a manufacturer of high-performance scanning recording systems, and President of Ampex Video Systems Corporation, a wholly-owned subsidiary of Ampex Corporation and a manufacturer of professional video recorders and editing systems for the television industry. From 1986 to 1989, Mr. Heye served as Executive Vice President of Airborn, Inc., a manufacturer of components for the aerospace and military markets. Prior to 1986, Mr. Heye served in various senior management positions at Texas Instruments, Inc. in the United States and overseas, including Vice President and General Manager of Consumer Products and President of Texas Instruments Asia, Ltd., with headquarters in Tokyo, Japan.

    Mr. Ritchie has been President and CEO of Akashic Memories Corporation, a firm supplying thin film hard disk media to manufacturers of disk drive products, since November 1996. Mr. Ritchie was President of Ritchie Associates, a business and management consulting firm, from May 1994 to November 1996. From August 1992 to April 1994, Mr. Ritchie was President and Chief Operating Officer of Computer Products, Inc. a supplier of power conversion components and system applications for the computer and networking industry. Prior to August 1992, Mr. Ritchie held President or senior executive positions at Ampex Corporation, Canaan Computer Corporation, Allied Signal Corporation and Texas Instruments.

    From January 1997 to date, Dr. Caudill has been President of Dunford Hill Capital Partners, a consulting firm serving high-technology and biotechnology companies in the United States and abroad. From February 1993 to December 1996, Dr. Caudill served as Managing Director of the San Francisco corporate finance office of Prudential Securities, an investment banking firm. From June 1987 to February 1993, Dr. Caudill was Managing Director in charge of Prudential Securities' Mergers and Acquisitions Department, and he served as co-head of the Investment Banking department in 1991. Dr. Caudill received a D. Phil. from Oxford University, where he was a Rhodes Scholar and a teaching fellow.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended October 31, 1996, the Board held 12 meetings. The Board has an Audit Committee and a Compensation Committee, but does not have a nominating committee or any committee performing a similar function.

    The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; receives and considers the auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls; and performs other related duties delegated to such committee by the Board. The Audit Committee, which consisted of two non-employee directors, Messrs. Hahn and Conlisk, held three meetings during fiscal 1996. The Board appointed Mr. Grega to fill the vacancy in the Audit Committee following Mr. Hahn's retirement.

    The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee, which consists of two non-employee directors, Messrs. Conlisk and Grega, held 15 meetings during fiscal 1996.

    During fiscal 1996, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served during the fiscal year, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board has selected Coopers & Lybrand LLP as the Company's independent auditors for the fiscal year ending October 31, 1997 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Coopers & Lybrand LLP has audited the Company's financial statements since 1974. Representatives of Coopers & Lybrand LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Shareholder ratification of the selection of Coopers & Lybrand LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Coopers & Lybrand LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Coopers & Lybrand LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP TABLE

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1996 by (a) all those known by the Company to be beneficial owners of more than 5% of its Common Stock; (b) each director and nominee for director; (c) each of the executive officers named in the Summary Compensation Table; and (d) all Named Executive Officers, other executive officers and directors of the Company as a group.

                                                                                      BENEFICIAL OWNERSHIP (1)
                                                                                   ------------------------------
                                                                                     NUMBER          PERCENT
BENEFICIAL OWNER                                                                    OF SHARES     OF TOTAL (2)
---------------------------------------------------------------------------------  -----------  -----------------
Mr. Steven T. Newby..............................................................     172,750             7.0
  6116 Executive Boulevard, Suite 701
  Rockville, MD 20852
Mr. William R. Gage..............................................................     158,471             6.4
  4550 Norris Canyon Road
  San Ramon, CA 94583
Mr. William B. Heye, Jr. (3).....................................................     145,599             5.5
  4550 Norris Canyon Road
  San Ramon, CA 94583
Mr. Franklin P. Johnson..........................................................     133,995             5.4
  2275 E. Bayshore Road, Suite 150
  Palo Alto, CA 94301
Mr. Raimon L. Conlisk (3)........................................................       9,500           *
Mr. George E. Grega (3)..........................................................       9,500           *
Mr. Ronald J. Ritchie............................................................      --              --
Dr. Randall L-W. Caudill.........................................................      --              --
Mr. Eugene K. Buechele (3).......................................................      19,200           *
Mr. Michael R. Coker (3).........................................................      25,000             1.0
Mr. Norman E. O'Shea (3).........................................................      13,500           *
Mr. Anthony J. Spielman (3)......................................................      10,100           *
All Named Executive Officers, other executive officers and directors as a group
  (9 persons) (4)................................................................     254,474             9.3

------------------------

*   Less than one percent.

(1) This table is based on information supplied by officers, directors and principal shareholders of the Company and on any Schedules 13D or 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2) Applicable percentages are based on 2,479,920 shares outstanding on December 31, 1996, adjusted as required by rules promulgated by the Securities and Exchange Commission.

(3) Includes 143,500, 9,500, 9,500, 19,200, 25,000, 13,500 and 10,000 shares that Messrs. Heye, Conlisk, Grega, Buechele, Coker, O'Shea and Spielman, respectively, have the right to acquire within 60 days of the Record Date under the Company's option plans. Messrs. Buechele, O'Shea and Spielman are no longer employees of the Company, and the options held by them set forth above expire in March 1997.

(4) Includes shares held by Messrs. Heye, Conlisk and Grega described in the footnotes above and 20,375 shares that executive officers of the Company not named in the table above have the right to acquire within 60 days of the Record Date under the Company's option plans.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended October 31, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    During fiscal 1996, non-employee directors received for their services as directors an annual retainer of $3,000 plus fees of $1,000 for each Board and Committee meeting attended and a fee of $500 for each telephone conference Board or Committee meeting in which such director participated. During fiscal 1996, the two non-employee directors who are members of the Company's Corporate Strategy Committee (Messrs. Conlisk and Grega) received an additional $3,000 each fiscal quarter as directors' fees in connection with their services on the Corporate Strategy Committee. In fiscal 1996, the total compensation paid to non-employee directors as directors' fees was $59,000. The members of the Board are also eligible for reimbursement for their expenses in connection with attendance at Board meetings in accordance with Company policy.

    Each non-employee director of the Company also receives stock option grants under the 1991 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended.

    Option grants under the Directors' Plan are non-discretionary. On April 1 of each year (or the next business day should such date be a legal holiday), each member of the Company's Board who is not an employee of the Company is automatically granted under the Directors' Plan, without further action by either the Company, the Board or the shareholders, an option to purchase 5,000 shares of Common Stock of the Company. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan vest in four equal installments commencing on the date one year after the grant of the option, provided that the optionee has, during the entire year prior to each such vesting date, provided continuous service to the Company as a non-employee director or as an employee of the Company or an affiliate of the Company. The term of options granted under the Directors' Plan is five years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction unless any surviving corporation assumes such options or substitutes similar options for such options.

    During fiscal 1996, the Company granted options covering 5,000 shares to each non-employee director of the Company at an exercise price per share of $7.75, the fair market value of such Common Stock on the date of grant (based on the closing sales price as reported on the Nasdaq National Market System on the date of grant). As of December 31, 1996, 16,000 options had been exercised under the Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

    SUMMARY COMPENSATION TABLE

    The following table shows for the fiscal years ended October 31, 1996, 1995 and 1994, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at October 31, 1996 (the "Named Executive Officers"):

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                                               ---------------
                                                        ANNUAL COMPENSATION       NUMBER OF
                                                                                   SHARES
                                                       ----------------------    UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR     SALARY (1)     BONUS      OPTIONS (2)     COMPENSATION (3)
------------------------------------------  ---------  -----------  ---------  ---------------  -------------------
Mr. William B. Heye, Jr. .................       1996  $   210,060     --            15,000          $   6,573
  President and                                  1995  $   210,060     --            --              $   6,865
  Chief Executive Officer                        1994  $   200,052  $  16,658        --              $   8,253

Mr. Eugene K. Buechele (4) ...............       1996  $   137,808     --            40,000          $   1,908
  Vice President, Engineering                    1995  $   137,808     --             5,000          $   2,389
                                                 1994  $   117,757  $  10,066        20,000          $   3,937

Mr. Michael R. Coker (4) .................       1996  $   128,540  $  20,000        60,000          $   2,533
  Vice President,                                1995      --          --            --                 --
  Sales and Marketing                            1994      --          --            --                 --

Mr. Norman E. O'Shea (4) .................       1996  $   120,000  $  12,000        19,000          $   2,447
  Vice President, Manufacturing                  1995  $    88,615     --            --              $   2,139
                                                 1994      --          --            --                 --

Mr. Anthony J. Spielman (4) ..............       1996  $   145,004     --            10,000          $   1,065
  Vice President,                                1995  $   132,504     --             5,000          $   1,095
  Network Systems Marketing                      1994  $    63,464  $  20,126        15,000             --

------------------------

(1) Includes amounts earned but deferred at the election of the Named Executive Officer pursuant to the Company's Savings and Investment Plan and Trust.

(2) Fiscal 1996 amounts include certain options granted in fiscal 1996 and prior fiscal years that were repriced in fiscal 1996. See "Option Repricing Information" below.

(3) Includes $1,995, $754, $283, $377 and $432 attributable in fiscal 1996,
    $1,995, $455, $0, $339 and $432 attributable in fiscal 1995 and $2,251,
    $404, $0, $0 and $0 attributable in fiscal 1994 to Messrs. Heye, Buechele, Coker, O'Shea and Spielman, respectively, to premiums paid by the Company for group term life insurance. The remaining sum for each Named Executive Officer was paid by the Company as matching contributions to the Company's Savings and Investment Plan and Trust.

(4) Messrs. Coker, O'Shea and Spielman joined the Company in March 1996, February 1995 and May 1994, respectively. Mr. O'Shea left the Company in December 1996 in connection with sale of the Company's manufacturing operations to XeTel Corporation. Messrs. Buechele and Spielman left the Company in October 1996.

    STOCK OPTION INFORMATION

    The Company grants options to its executive officers under its 1987 Stock Option Plan (the "1987 Plan"). As of October 31, 1996, options to purchase a total of 791,050 shares had been granted and were outstanding under the 1987 Plan and options to purchase 13,913 shares remained available for grant thereunder.

    The following tables show for fiscal 1996 certain information regarding options granted to the Named Executive Officers during fiscal 1996 and options held by the Named Executive Officers at fiscal year end. No Named Executive Officer exercised any options during fiscal 1996.

                     STOCK OPTION GRANTS DURING FISCAL 1996

                                                                                                         POTENTIAL REALIZABLE
                                                             INDIVIDUAL GRANTS                             VALUE AT ASSUMED
                                     -----------------------------------------------------------------     ANNUAL RATES OF
                                       NUMBER OF        % OF TOTAL                                           STOCK PRICE
                                      SECURITIES          OPTIONS           EXERCISE                       APPRECIATION FOR
                                      UNDERLYING        GRANTED TO           OR BASE                         OPTION TERM
                                        OPTIONS        EMPLOYEES IN           PRICE        EXPIRATION   ----------------------
NAME                                  GRANTED (1)     FISCAL YEAR (2)     PER SHARE (3)       DATE         5%          10%
-----------------------------------  -------------  -------------------  ---------------  ------------  ---------  -----------
Mr. William B. Heye, Jr............       15,000               1.7%         $   10.50        11/28/02   $  64,118  $   149,423

Mr. Eugene K. Buechele.............       15,000               1.7%         $   10.50        11/28/02   $  64,118  $   149,423
                                          20,000               2.3%         $    8.93        12/05/00   $  64,118  $   149,423
                                           5,000               0.6%         $    8.93        12/05/01   $  18,177  $    42,360

Mr. Michael R. Coker...............       40,000               4.6%         $    4.38        09/24/03   $  71,324  $   166,215
                                          20,000               2.3%         $    8.25        03/07/03   $  67,172  $   156,538

Mr. Norman E. O'Shea...............       10,000               1.1%         $    4.38        09/24/03   $  17,831  $    41,554
                                           4,000               0.5%         $   10.50        11/28/02   $  17,098  $    39,846
                                          15,000               1.7%         $    8.93        02/06/02   $  54,531  $   127,081

Mr. Anthony J. Spielman............        5,000               0.6%         $   10.50        11/28/02   $  64,118  $   149,423

------------------------

(1) Generally, options granted vest annually in equal increments over a period of four years and have a term of seven years. The Board may reprice the options granted. Certain of the options listed above were issued as a result of repricing options originally granted in fiscal 1996 and prior fiscal years. See "Option Repricing Information" below.

(2) Options to purchase 888,606 shares of Common Stock were issued in fiscal 1996, 374,608 of which were issued in an option repricing in May 1996. See "Option Repricing Information" below.

(3) Exercise price is the closing sales price of the Company's Common Stock as reported on the Nasdaq National Market on the date of grant or repricing.

                         FISCAL YEAR-END OPTION VALUES

                                                                                      NUMBER OF SECURITIES
                                                                                     UNDERLYING UNEXERCISED
                                                                                 OPTIONS AT FISCAL YEAR END (1)
                                                                                 ------------------------------
NAME                                                                              EXERCISABLE    UNEXERCISABLE
-------------------------------------------------------------------------------  -------------  ---------------
Mr. William B. Heye, Jr........................................................       143,150         17,250
Mr. Eugene K. Buechele.........................................................        19,200         20,800
Mr. Michael R. Coker...........................................................             0         60,000
Mr. Norman E. O'Shea...........................................................         4,750         24,250
Mr. Anthony J. Spielman........................................................        10,000         15,000

------------------------

(1) The exercise price of all options held by Named Executive Officers exceeded the closing sales price of the Company's Common Stock on October 31, 1996 (I.E., were not "in-the-money" on October 31, 1996).

OPTION REPRICING INFORMATION

    BOARD OF DIRECTORS REPORT ON OPTION REPRICING

    On May 30, 1996, after a significant decline in the market price of the Company's Common Stock, the Board implemented a Company-wide repricing program pursuant to which all employees (including executive officers) were offered the opportunity to have those of their stock options with exercise prices greater than the then-market value of the Common Stock modified to, among other things, reduce the exercise price of incentive stock options and nonstatutory stock options to $10.50 and $8.93 per share, respectively, which equals 100% and 85%, respectively, of the fair market value of the Common Stock on the date of the repricing. A substantial majority of the repriced options were held by executive officers. The Board took this action because it determined that the purpose of the Company's stock option program of providing an equity incentive for optionees to remain in the employ of the Company and work diligently in its best interests would not be achieved for optionees holding options exercisable above the market price, particularly in light of the intense competition in the networking product industry for talented employees, and that retaining the services of such employees was absolutely critical in fostering the best interest of the Company and the stockholders.

                                          Raimon L. Conlisk, Chairman
                                          George E. Grega

    TEN-YEAR OPTION REPRICING TABLE

    The table set forth below contains certain information concerning the repricing of options received by the Named Executive Officers and other executive officers of the Company during the last ten years.

                                            NUMBER OF      PER SHARE
                                           SECURITIES    MARKET PRICE     EXERCISE       NEW PER
                                           UNDERLYING     OF STOCK AT     PRICE PER       SHARE      LENGTH OF ORIGINAL
                                             OPTIONS        TIME OF     SHARE AT TIME   EXERCISE    OPTION TERM REMAINING
NAME                             DATE       REPRICED       REPRICING    OF REPRICING      PRICE     AT DATE OF REPRICING
-----------------------------  ---------  -------------  -------------  -------------  -----------  ---------------------
Mr. William B. Heye, Jr., ...    5/30/96       15,000      $   10.50      $   12.00     $   10.50           6 years
  President and
  Chief Executive Officer

Mr. Eugene K. Buechele, .....    5/30/96       15,000      $   10.50      $   12.00     $   10.50           6 years
  Vice President, Engineering    5/30/96        5,000      $   10.50      $    9.00     $    8.93           4 years
                                 5/30/96       20,000      $   10.50      $    9.25     $    8.93           3 years

Mr. Michael K. Coker, .......     --           --             --             --            --                --
  Vice President,
  Sales and Marketing

Mr. Norman E. O'Shea,........    5/30/96        4,000      $   10.50      $   12.00     $   10.50           6 years
  Vice President,                5/30/96       15,000      $   10.50      $    9.75     $    8.93           5 years
  Manufacturing

Mr. Timothy J. Repp, ........    5/30/96        7,500      $   10.50      $   12.00     $   10.50           6 years
  Chief Financial Officer,       5/30/96        6,000      $   10.50      $   13.25     $    8.93           3 years
  Vice President,
  Finance and Secretary

Mr. Anthony J. Spielman, ....    5/30/96        5,000      $   10.50      $   12.00     $   10.50           6 years
  Vice President, Network        5/30/96        5,000      $   10.50      $    9.00     $    8.93           4 years
  Systems Marketing

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board is responsible for the administration of the compensation programs in effect for the Company's executive officers. These programs have been designed to ensure that the compensation paid to the executive officers is substantially linked to both Company and individual performance. Accordingly, a significant portion of the compensation for which an executive officer is eligible is comprised of variable components based upon individual achievement and Company performance measures.

    EXECUTIVE COMPENSATION PRINCIPLES

    The design and implementation of the Company's executive compensation programs are based on a series of general principles. These principles may be summarized as follows:

    - Align the interests of management and shareholders to build shareholder value by the encouragement of consistent, long-term Company growth.

    - Attract and retain key executive officers essential to the long-term success of the Company.

    - Reward executive officers for long-term corporate success by facilitating their ability to acquire an ownership interest in the Company.

    - Provide direct linkage between the compensation payable to executive officers and the Company's attainment of annual and long-term financial goals and targets.

    - Emphasize reward for performance at the individual and corporate level.

    COMPONENTS OF EXECUTIVE COMPENSATION

    The components of the Company's executive compensation programs may be listed as follows, with a detailed summary provided below:

    - Base Salary

    - Cash Bonus

    - Long-Term Incentives

    - Benefits and Perquisites

    Each component is calibrated to a competitive market position, with market information provided by compensation surveys prepared by independent consulting firms and information collected from companies selected by the Company's Compensation Committee as appropriate comparators of compensation practices. The companies selected by the Compensation Committee as appropriate comparators are generally represented in the Nasdaq Computer Manufacturing Index, whose performance over the past five years is compared to that of the Company in the chart appearing under the heading Performance Measurement Comparison.

    BASE SALARY

    The base salary for each executive officer is determined on the basis of individual performance, the functions performed by the executive officer and the scope of the executive officer's ongoing responsibilities, and the salary levels in effect for comparable positions based on information provided by the compensation surveys referenced above and comparator information. The weight given to each of these factors varies from individual to individual. In general, base salary is designed primarily to be competitive within the relevant industry and geographic market. Most executive officer salaries in fiscal 1996 remained unchanged from fiscal 1995.

    Each executive officer's base salary is reviewed annually to ensure appropriateness, and increases to base salary are made to reflect competitive market increases and individual factors. Company performance does not play a significant role in the determination of base salary.

    CASH BONUS

    The Company's Management Incentive Plan provides for the funding of a bonus pool based upon the Company's year-to-year rate of revenue growth and profit before tax. No funding of the bonus pool occurs if profit before tax does not exceed a threshold determined by comparing the cost of capital to the return on assets employed. The Company did not realize before-tax profits in fiscal 1996; therefore, the bonus pool was not funded and no cash bonuses were paid to executive officers for such fiscal year. Bonuses paid to Messrs. Coker and O'Shea were negotiated when they joined the Company, principally to entice them to forgo bonuses at their respective previous employers.

    LONG-TERM INCENTIVES

    Long-term incentives are provided through stock option grants. These option grants are intended to motivate the executive officers to manage the business to improve long-term Company performance. Customarily, option grants are made with exercise prices equal to the market price of the shares on the date of grant and will be of no value unless the market price of the Company's outstanding common shares appreciates, thereby aligning a substantial part of the executive officer's compensation package with the return realized by the shareholders.

    The size of each option grant is designed to create a meaningful opportunity for stock ownership and is based upon several factors, including relevant information contained in the compensation surveys described above, an assessment of the option grants of comparable companies and the individual performance of each executive officer.

    Each option grant allows the executive officer to acquire shares of the Company's Common Stock at a fixed price per share (customarily the market price on the grant date) over a specified period of time (customarily four years). The option generally vests in equal installments over a period of four years, contingent upon the executive officer's continued employment with the Company.

    Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company and the market price of the underlying shares appreciates over the option term.

    In fiscal 1996, the Committee granted stock options to its executive officers as set forth in the table entitled "Option Grants in Last Fiscal Year" contained elsewhere in this proxy statement. The Committee believes that stock options, particularly incentive stock options, encourage long-term Company stock ownership, and therefore that such grants are in the best interests of the Company and its shareholders.

    BENEFITS AND PERQUISITES

    The benefits and perquisites component of executive compensation is generally similar to that which is offered to all of the Company's employees.

    CHIEF EXECUTIVE OFFICER (CEO) COMPENSATION

    In setting the compensation payable to the Chief Executive Officer, William
B. Heye, Jr., the goal is to provide compensation competitive with other companies in the industry while at the same time making a significant percentage of Mr. Heye's potential earnings subject to consistent, positive, long-term Company performance. In general, the factors utilized in determining Mr. Heye's compensation were similar to those applied to the other executive officers in the manner described in the preceding paragraphs.

    Mr. Heye's salary in fiscal 1996 remained unchanged from fiscal 1995. As a result of the Company's performance during fiscal 1996, the Committee did not grant Mr. Heye any cash bonus. During fiscal 1996, Mr. Heye purchased 145 shares of Common Stock at a price of $823 under the Company's 1992 Employee Stock Purchase Plan. The Committee granted Mr. Heye a stock options during fiscal 1996 to purchase 15,000 shares of Common Stock at an exercise price of $10.50 per share (the closing price on the date of grant).

                                          Raimon L. Conlisk, Chairman
                                          George E. Grega

                       PERFORMANCE MEASUREMENT COMPARISON

    The following chart shows the value of an investment of $100 on October 31, 1991 in cash of (a) the Company's Common Stock, (b) the Nasdaq Computer Manufacturing Index ("Nasdaq Computers") and (c) the CRSP Total Return Index for the Nasdaq Stock Market (United States companies) ("Nasdaq Total Return"). All values assume reinvestment of the full amount of all dividends and are calculated as of October 31 of each year.

           COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN ON INVESTMENT

                                                       OCT. 91    OCT. 92    OCT. 93    OCT. 94    OCT. 95    OCT. 96
                                                      ---------  ---------  ---------  ---------  ---------  ---------
SBE, Inc............................................    100.000    327.273    248.273    187.879    296.970    100.000
Nasdaq Computers....................................    100.000    121.479    123.681    140.028    237.849    298.862
Nasdaq Total Return.................................    100.000    112.759    145.292    146.065    196.726    232.127

                              CERTAIN TRANSACTIONS

    The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings to which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under California law and the Company's Restated Articles of Incorporation, as amended, and Bylaws.

                                 OTHER BUSINESS

    The Board knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          [signature]

                                          Timothy J. Repp

                                          CHIEF FINANCIAL OFFICER AND SECRETARY

March 4, 1997

                                      SBE, INC.

                        PROXY SOLICITED BY BOARD OF DIRECTORS
                        FOR THE ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD ON APRIL 16, 1997

    The undersigned hereby appoints WILLIAM B. HEYE, JR. and TIMOTHY J. REPP, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of SBE, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of SBE, Inc. to be held at 4550 Norris Canyon Road, San Ramon, California, at 5:00 p.m. local time on April 16, 1997, and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

    UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

    MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:   To elect directors, whether by cumulative voting or otherwise, to hold office until the next Annual Meeting of Shareholders and until their successors are elected.

      / /  FOR all nominees listed         / /  WITHHOLD  AUTHORITY
           below (except as written below)      to vote for all nominees below

              NOMINEES: R.L. Conlisk, G.E. Grega, W.B. Heye, Jr., R.J. Ritchie,
                        R.L-W. Caudill

              TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S) BELOW:

              _________________________________________________________________


                                       1.

                  MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2 BELOW.

PROPOSAL 2:   To ratify the selection of Coopers & Lybrand LLP as the Company's independent auditors for the fiscal year ending October 31, 1997.

              / /  FOR        / /  AGAINST        / /  ABSTAIN



                             Dated: __________________, 1997


                             __________________________________________________


                             __________________________________________________
                                                Signature(s)

                             PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.


                                       2.